Gulf Onshore, Inc. Acquires Additional Acreage

DALLAS, TX--(MARKET WIRE)--Jun 20, 2008 -- Gulf Onshore, Inc ( OTCBB:GFON) announced that it entered into an agreement to acquire a 75% Net Revenue Interest in approximately 1,000 acres of oil and gas leases in Anderson County,            Texas.  There are 2 producing wells on the leases, one oil well producing from the Austin Chalk formation and one gas well producing from the Pecan Gap formation; verified production figures will be provided with final, SEC-qualified reserve reports in up-coming SEC filings.  2-D and 3-D seismic interpretation indicate numerous potential drilling prospects on the leases that will target multiple pay zones.

The leases are situated in the Jarvis Dome Field, which has current production from the Austin Chalk, Woodbine, Pecan Gap, Sub Clarksville and Rodessa formations. According to Texas Railroad Commission records, the lease block directly offsetting Gulf Onshore’s target acreage has produced over 525,000 BO and 200 MMCF from 6 wells in the Woodbine formation since 1994, and over 126,700 BO and 4.6 BMCF from a single Rodessa well since 1970.  The offset lease is currently producing 5,000 BO and 6,000 MCF per month.  Preliminary reserve reports for the Company’s target acreage estimate in excess of 1,000,000 BO and 200 MMCF in the Woodbine formation; we have no preliminary Rodessa reserve reports for the target acreage.

Gulf Onshore has agreed to pay Roboco Energy, Inc. $700,000 for the leasehold interest, and paid 10,000 shares of newly issued common stock, with an agreed minimum value of $20,000, as non-refundable earnest money.  The Company further committed to drill its first well on the lease within 120 days after closing and reserved 2% carried working interest (back-in, after pay-out) for Roboco in the first well.  Roboco retained at-cost participation rights for all subsequent wells.  The transaction is scheduled to close on September 1, 2008.

About Gulf Onshore, Inc.

Gulf Onshore, Inc. is an oil and gas company with a focus on oil and gas prospects and properties which require further development. Gulf is careful to develop a thorough drilling plan using advanced technologies in both mapping and the use of 3D seismic reports and information. Gulf trades under the ticker symbol GFON.BB on the OTCBB.

This Press Release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "intends," "projects," "plans," or similar phrases may be deemed "forward-looking statements." Although Gulf Onshore, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

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